                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13D-2(B)*

                                (AMENDMENT NO. 1)


                          CENTRAL GARDEN & PET COMPANY
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    153527106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

              [ ] Rule 13d-1(b)

              [X] Rule 13d-1(c)

              [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------                                   ---------------------
  CUSIP NO. 153527106                  13G                  PAGE 2 OF 14 PAGES
------------------------                                   ---------------------


--------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           MICHAEL E. TENNENBAUM
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP              (a) [ ]
           (SEE INSTRUCTIONS)
                                                                       (b) [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION:
           UNITED STATES
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER:
   NUMBER OF                   0
   SHARES                -------------------------------------------------------
   BENEFICIALLY           6    SHARED VOTING POWER:
   OWNED BY EACH               1,334,214
   REPORTING             -------------------------------------------------------
   PERSON WITH:           7    SOLE DISPOSITIVE POWER:
                               0
                         -------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER:
                               1,334,214
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON

           1,334,214 SHARES(1)
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                    [ ]
           EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
           7.4%(2)
--------------------------------------------------------------------------------
   12      TYPE OF PERSON REPORTING (SEE INSTRUCTIONS):
           IN
--------------------------------------------------------------------------------

(1) An aggregate of 1,334,214 shares of common stock are issuable upon conversion of Central Garden & Pet Company's subordinated convertible notes held by the reporting persons.

(2) Based on 16,790,623 shares of common stock of Central Garden & Pet Company outstanding as of January 4, 2002, as reported by Central Garden & Pet Company in its Definitive Proxy Statement on Schedule 14A filed January 7, 2002, and computed in accordance with Rule 13d-3(d)(1).

------------------------                                   ---------------------
  CUSIP NO. 153527106                 13G                    PAGE 3 OF 14 PAGES
------------------------                                   ---------------------


--------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           TENNENBAUM & CO., LLC (95-4587347)
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP               (a) [ ]
           (SEE INSTRUCTIONS)
                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION:
           DELAWARE
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER:
   NUMBER OF                   0
   SHARES                -------------------------------------------------------
   BENEFICIALLY           6    SHARED VOTING POWER:
   OWNED BY EACH               1,334,214
   REPORTING             -------------------------------------------------------
   PERSON WITH:           7    SOLE DISPOSITIVE POWER:
                               0
                         -------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER:
                               1,334,214
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON
           1,334,214 SHARES(1)
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                     [ ]
           EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
           7.4%(2)
--------------------------------------------------------------------------------
   12      TYPE OF PERSON REPORTING (SEE INSTRUCTIONS):
           OO
--------------------------------------------------------------------------------

(1) An aggregate of 1,334,214 shares of common stock are issuable upon conversion of Central Garden & Pet Company's subordinated convertible notes held by the reporting persons.

(2) Based on 16,790,623 shares of common stock of Central Garden & Pet Company outstanding as of January 4, 2002, as reported by Central Garden & Pet Company in its Definitive Proxy Statement on Schedule 14A filed January 7, 2002, and computed in accordance with Rule 13d-3(d)(1).

------------------------                                   ---------------------
  CUSIP NO. 153527106                    13G                 PAGE 4 OF 14 PAGES
------------------------                                   ---------------------


--------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           SPECIAL VALUE INVESTMENT MANAGEMENT, LLC (95-4759860)
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP               (a) [ ]
           (SEE INSTRUCTIONS)
                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION:
           DELAWARE
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER:
   NUMBER OF                   0
   SHARES                -------------------------------------------------------
   BENEFICIALLY           6    SHARED VOTING POWER:
   OWNED BY EACH               1,334,214
   REPORTING             -------------------------------------------------------
   PERSON WITH:           7    SOLE DISPOSITIVE POWER:
                               0
                         -------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER:
                               1,334,214
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON

           1,334,214 SHARES(1)
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                  [ ]
           EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
           7.4%(2)
--------------------------------------------------------------------------------
   12      TYPE OF PERSON REPORTING (SEE INSTRUCTIONS):
           IA, OO
--------------------------------------------------------------------------------

(1) An aggregate of 1,334,214 shares of common stock are issuable upon conversion of Central Garden & Pet Company's subordinated convertible notes held by the reporting persons.

(2) Based on 16,790,623 shares of common stock of Central Garden & Pet Company outstanding as of January 4, 2002, as reported by Central Garden & Pet Company in its Definitive Proxy Statement on Schedule 14A filed January 7, 2002, and computed in accordance with Rule 13d-3(d)(1).

------------------------                                   ---------------------
  CUSIP NO. 153527106                 13G                    PAGE 5 OF 14 PAGES
------------------------                                   ---------------------


--------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           SVIM/MSMII, LLC (52-2263031)
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP               (a) [ ]
           (SEE INSTRUCTIONS)
                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION:
           DELAWARE
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER:
   NUMBER OF                   0
   SHARES                -------------------------------------------------------
   BENEFICIALLY           6    SHARED VOTING POWER:
   OWNED BY EACH               1,036,786
   REPORTING             -------------------------------------------------------
   PERSON WITH:           7    SOLE DISPOSITIVE POWER:
                               0
                         -------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER:
                               1,036,786
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON

           1,036,786 SHARES(1)
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                    [ ]
           EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
           5.8%(2)
--------------------------------------------------------------------------------
   12      TYPE OF PERSON REPORTING (SEE INSTRUCTIONS):
           OO
--------------------------------------------------------------------------------

(1) An aggregate of 1,036,786 shares of common stock are issuable upon conversion of Central Garden & Pet Company's subordinated convertible notes held by the reporting persons.

(2) Based on 16,790,623 shares of common stock of Central Garden & Pet Company outstanding as of January 4, 2002, as reported by Central Garden & Pet Company in its Definitive Proxy Statement on Schedule 14A filed January 7, 2002, and computed in accordance with Rule 13d-3(d)(1).

------------------------                                   ---------------------
  CUSIP No. 153527106                 13G                    PAGE 6 OF 14 PAGES
------------------------                                   ---------------------


--------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           SPECIAL VALUE BOND FUND II, LLC (52-2263020)
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP               (a) [ ]
           (SEE INSTRUCTIONS)
                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION:
           DELAWARE
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER:
   NUMBER OF                   0
   SHARES                -------------------------------------------------------
   BENEFICIALLY           6    SHARED VOTING POWER:
   OWNED BY EACH               1,036,786
   REPORTING             -------------------------------------------------------
   PERSON WITH:           7    SOLE DISPOSITIVE POWER:
                               0
                         -------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER:
                               1,036,786
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON

           1,036,786 SHARES(1)
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                    [ ]
           EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
           5.8%(2)
--------------------------------------------------------------------------------
   12      TYPE OF PERSON REPORTING (SEE INSTRUCTIONS):
           OO
--------------------------------------------------------------------------------

(1) An aggregate of 1,036,786 shares of common stock are issuable upon conversion of Central Garden & Pet Company's subordinated convertible notes held by the reporting persons.

(2) Based on 16,790,623 shares of common stock of Central Garden & Pet Company outstanding as of January 4, 2002, as reported by Central Garden & Pet Company in its Definitive Proxy Statement on Schedule 14A filed January 7, 2002, and computed in accordance with Rule 13d-3(d)(1).

ITEM 1(a).     Name of Issuer:  CENTRAL GARDEN & PET COMPANY.

ITEM 1(b).     Address of Issuer's Principal Executive Offices:

               3697 MT. DIABLO BLVD., SUITE 310
               LAFAYETTE, CALIFORNIA 94549

ITEM 2(a).     Name of Persons Filing:

               THIS STATEMENT ON SCHEDULE 13G IS BEING FILED BY MR. MICHAEL E. TENNENBAUM ("MR. TENNENBAUM"), TENNENBAUM & CO., LLC, A DELAWARE LIMITED LIABILITY COMPANY ("TENNENBAUM LLC"), SPECIAL VALUE INVESTMENT MANAGEMENT, LLC, A DELAWARE LIMITED LIABILITY COMPANY ("SVIM"), SVIM/MSMII, LLC, A DELAWARE LIMITED LIABILITY COMPANY ("SVIM/MSMII"), AND SPECIAL VALUE BOND FUND II, LLC, A DELAWARE LIMITED LIABILITY COMPANY ("SVBFII"). SVIM/MSMII IS THE MANAGING MEMBER OF SVBFII. TENNENBAUM LLC IS THE MANAGING MEMBER OF SVIM AND SVIM/MSMII. MR. TENNENBAUM IS THE MANAGING MEMBER OF TENNENBAUM LLC.

ITEM 2(b).     Address of Principal Business Office:

               11100 SANTA MONICA BOULEVARD, SUITE 210
               LOS ANGELES, CALIFORNIA 90025

ITEM 2(c).     Citizenship:

               MR. TENNENBAUM IS A UNITED STATES CITIZEN. TENNENBAUM LLC IS A DELAWARE LIMITED LIABILITY COMPANY. SVIM IS A DELAWARE LIMITED LIABILITY COMPANY. SVIM/MSMII IS A DELAWARE LIMITED LIABILITY COMPANY. SVBFII IS A DELAWARE LIMITED LIABILITY COMPANY.

ITEM 2(d).     Title of Class of Securities:

               COMMON STOCK, PAR VALUE $0.01 PER SHARE ("COMMON STOCK"), OF CENTRAL GARDEN & PET COMPANY (THE "COMPANY").

ITEM 2(e).     CUSIP Number:  153527106.

ITEM 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

               (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

               (b) [ ]    Bank as defined in Section 3(a)(6) of the Exchange
                          Act.

               (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

               (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

               (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

               (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

               (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

               (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

               (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

               (j) [ ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ITEM 4.        Ownership

        (I)    SVIM, TENNENBAUM LLC AND MR. TENNENBAUM:

               (a)        Amount Beneficially Owned: 1,334,214

               (b)        Percent of Class: 7.4%

               (c)        Number of Shares as to which such person has:

                          (i)   sole power to vote or to direct the vote: 0

                          (ii)  shared power to vote or to direct the vote:
                                1,334,214

                          (iii) sole power to dispose or to direct the
                                disposition of: 0

                          (iv) shared power to dispose or to direct the disposition of: 1,334,214

        (II)   SVIM/MSMII AND SVBFII:

               (a)        Amount Beneficially Owned: 1,036,786

               (b)        Percent of Class: 5.8%

               (c)        Number of Shares as to which such person has:

                          (i)   sole power to vote or to direct the vote: 0

                          (ii)  shared power to vote or to direct the vote:
                                1,036,786

                          (iii) sole power to dispose or to direct the
                                disposition of: 0

                          (iv) shared power to dispose or to direct the disposition of: 1,036,786

ITEM 5.        Ownership of Five Percent or Less of a Class:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

ITEM 6.        Ownership of More than Five Percent on Behalf of Another Person:

               SPECIAL VALUE BOND FUND, LLC, A DELAWARE LIMITED LIABILITY COMPANY, SVIM/MSM, LLC, A DELAWARE LIMITED LIABILITY COMPANY, AND A SEPARATE ACCOUNT, ALL OF WHICH ARE AFFILIATES OF THE REPORTING PERSONS, HAVE THE RIGHT TO RECEIVE AND THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, 297,428 SHARES OF COMMON STOCK, BUT NONE OF THEIR RESPECTIVE INTERESTS RELATES TO MORE THAN 5% OF THE COMMON STOCK OF THE COMPANY.

ITEM 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

               NOT APPLICABLE.

ITEM 8.        Identification and Classification of Members of the Group:

               NOT APPLICABLE.

ITEM 9.        Notice of Dissolution of Group:

               NOT APPLICABLE.

ITEM 10.       Certification:

               BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE NOT ACQUIRED AND ARE NOT HELD FOR THE PURPOSE OF OR WITH THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF THE SECURITIES AND WERE NOT ACQUIRED AND ARE NOT HELD IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OF EFFECT.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    Special Value Investment Management, LLC, a Delaware limited liability company

                                    By:    Tennenbaum & Co., LLC
                                    Its:   Managing Member

                                           /s/ Michael E. Tennenbaum
                                           ------------------------------------
                                           Name:  Michael E. Tennenbaum
                                           Its:   Managing Member
                                           Date:  February 1, 2002

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            Tennenbaum & Co., LLC,
                                            a Delaware limited liability company

                                                /s/ Michael E. Tennenbaum
                                                --------------------------------
                                                Name:  Michael E. Tennenbaum
                                                Its:   Managing Member
                                                Date:  February 1, 2002

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                      /s/ Michael E. Tennenbaum
                                      -----------------------------------
                                      Name:  Michael E. Tennenbaum
                                      Date:  February 1, 2002

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     SVIM/MSMII, LLC, a Delaware
                                     limited liability company

                                        By:  Tennenbaum & Co., LLC
                                        Its: Managing Member

                                             /s/ Michael E. Tennenbaum
                                             -----------------------------------
                                             Name:  Michael E. Tennenbaum
                                             Its:   Managing Member
                                             Date:  February 1, 2002

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   Special Value Bond Fund II, LLC, a Delaware limited liability company

                                         SVIM/MSMII, LLC,
                                         a Delaware limited liability company

                                         By:  Tennenbaum & Co., LLC
                                         Its: Managing Member

                                              /s/ Michael E. Tennenbaum
                                              ----------------------------------
                                              Name:  Michael E. Tennenbaum
                                              Its:   Managing Member
                                              Date:  February 1, 2002

                                  EXHIBIT INDEX



       Exhibit 1:    Joint Filing Agreement dated February 1, 2002.